Exhibit 10.20

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of the March 27, 2008 (the “Grant Date”), is entered into by and between Keystone Automotive Holdings, Inc., a Delaware corporation (the “Company”), and Edward Orzetti (the “Executive”).

WHEREAS, the Executive is as of the date hereof employed by the Company; and

WHEREAS, it has been determined by the board of directors of the Company (the “Board”) that it would be in the best interests of the Company, in order to provide incentives to the Executive, to grant the 60,000 shares of the Company’s Class L Common Stock, par value $.01 per share (“Class L Common”), and 540,000 shares of the Company’s Class A Common Stock, par value $.01 per share (“Class A Common”), to the Executive (such shares collectively, the “Restricted Stock”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meaning set forth below:

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means, collectively, the Class A Common and the Class L Common.

“Independent Third Party” shall mean any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Common Stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of the Common Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Sale of the Company” shall mean sale of the Company (or any successor thereto), including in one or more series of related transactions, to an Independent Third Party or group of Independent Third Parties, pursuant to which such party or parties acquire, directly or indirectly, through one or more intermediaries, (i) equity securities of the Company constituting a majority of the outstanding capital stock of the Company (whether by merger, consolidation, sale or transfer of the Company’s outstanding capital stock) or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Stockholders Agreement” means the Stockholders Agreement, dated as of October 30, 2003, by and among the Company and its stockholders, as amended, restated or otherwise modified from time to time.

“Subsidiary” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

2. Grant of Restricted Stock. The Company hereby grants to the Executive, as of the Grant Date, the shares of Restricted Stock specified above. The Executive agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Executive with any protection against potential future dilution of the Executive’s stockholder interest in the Company for any reason.

3. Vesting.

(a) Fifty (50%) of the Restricted Stock granted hereunder will vest on October 31, 2008 and the remaining fifty percent (50%) of the Restricted Stock granted hereunder will vest on June 30, 2010 (together with October 31, 2008, the “Vesting Dates”); provided, that the Executive is, and has been, continuously employed by the Company or any of its Subsidiaries from the Grant Date through each such Vesting Date.

(b) Notwithstanding the foregoing, upon the consummation of a Sale of the Company, so long as Executive is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through the time immediately prior to consummation of the Sale of the Company, 100% of the shares of Restricted Stock granted to Executive shall become vested as of the consummation of such Sale of the Company.

(c) Except as otherwise provided in this Section 3, if the Executive’s employment with the Company and/or its Subsidiaries terminates for any reason prior to the vesting of all or any portion of the Restricted Stock awarded under this Agreement, such unvested portion of the Restricted Stock shall immediately be cancelled and the Executive (and the Executive’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such shares of Restricted Stock. The Board, in its sole discretion, may determine, prior to or within ninety (90) days after the date of any such termination, that all or a portion of any the Executive’s unvested shares of Restricted Stock shall not be so cancelled and forfeited.

(d) Executive shall notify the Company promptly in the event that Executive elects to make an election under Section 83(b) of the Code with respect to the Restricted Stock.

4. Transfer Restrictions; Delivery of Shares.

(a) In addition to the stock certificate legends required by the Stockholders Agreement, all certificates representing unvested shares of the Restricted Stock shall bear a legend as described below:

“THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT, DATED AS OF MARCH 27, 2008. A COPY OF SUCH RESTRICTED STOCK AGREEMENT MAY BE OBTAINED FROM THE CHIEF FINANCIAL OFFICER OF KEYSTONE AUTOMOTIVE HOLDINGS, INC.”

(b) The Company shall hold all unvested shares of the Restricted Stock as escrow agent so long as such shares remain unvested, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares of the Restricted Stock in the event any such shares of Restricted Stock is forfeited in whole or part. When shares of Restricted Stock awarded by this Agreement become vested, the Executive shall be entitled to receive unrestricted shares of Restricted Stock and if the Executive’s stock certificates contain legends restricting the transfer of such Shares pursuant to this Agreement, the Executive shall be entitled to receive new stock certificates free of such legends (provided that any legends required by the Stockholders Agreement may only be removed pursuant to the terms of the Stockholders Agreement). In connection with the delivery of the unrestricted shares of Restricted Stock pursuant to this Agreement, the Executive agrees to execute any documents reasonably requested by the Company and acknowledges that all Restricted Stock will remain subject to the provisions of the Stockholders Agreement.

5. Dividends and Other Distributions; Voting.

(a) Executive shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock: provided, that any such dividends or other distributions will be subject to same vesting requirements as the underlying Restricted Stock and shall be paid at the time the Restricted Stock becomes vested pursuant to Section 3. If any dividends or distributions are paid in shares of capital stock, such shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

(b) The Executive may exercise full voting rights with respect to the Restricted Stock granted hereunder.

6. Non-transferability. Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Executive (or any beneficiary(ies) of the Executive), other than, subject to the terms of the Stockholders Agreement, by testamentary disposition by the Executive or the laws of descent and distribution. Any such Restricted Stock, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way by the Executive (or any beneficiary(ies) of the Executive) and shall not, prior to vesting, be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Stockholders Agreement shall be null and void and without legal force or effect.

7. Entire Agreement; Amendment. This Agreement, together with the Stockholders Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may only be modified or amended by a writing signed by both the Company and the Executive.

8. Choice of Law; Jurisdiction. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS, WHETHER OF THE STATE OF DELAWARE OR OTHERWISE, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notice to Executive:

Mr. Edward Orzetti

136 Glenwood Road

Ridgewood, NJ 07450

Notice to the Company:

Keystone Automotive Holdings, Inc.
44 Tunkhannock Avenue
Exeter, PA 18643
Attention:	Board of Directors
Fax:	(570) 655-8203

With copies (which shall not constitute notice to the Company):

Bain Capital NY, LLC
745 Fifth Avenue
New York, NY 10151
Attention:	Stephen Zide
Fax:	(212) 421-2225

Kirkland & Ellis, LLP
153 East 53rd Street
New York, NY 10022
Attention:	Eunu Chun
Fax:	(212) 446-4900

10. Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares of Restricted Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933 (as amended) (the “1933 Act”), the Securities Exchange Act of 1934 (as amended), and the respective rules and regulations promulgated thereunder), and any other law or regulation applicable thereto.

11. Securities Law Restrictions. The Company shall not be obligated to issue any of the Restricted Stock or unrestricted shares of Restricted Stock pursuant to this Agreement if such issuance would violate any such requirements. Executive represents and warrants that Executive will hold the Restricted Stock (whether or not vested) for his own account and not on behalf of others. Executive understands and acknowledges that federal and state securities laws govern and restrict Executive’s right to offer, sell or otherwise dispose of any of the Restricted Stock unless Executive’s offer, sale or other disposition thereof is registered under the 1933 Act, and state securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Executive agrees that he will not offer, sell or otherwise dispose of any of the Restricted Stock (whether or not vested) in any manner which would (i) require the Company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. Executive further understands that the certificates for the unvested Restricted Stock will bear the legend set forth in Section 4 hereof or such other legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.

12. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Executive shall not assign any part of this Agreement without the prior express written consent of the Company.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

14. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

15. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement a and the consummation of the transactions contemplated thereunder.

16. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Donald T. Grimes
Name:	DONALD T. GRIMES
Title:	Executive Vice President and
Chief Financial Officer

/s/ Edward Orzetti
EDWARD ORZETTI